Exhibit 10.14

The following agreement discusses the terms and scope of the relationship between Ovation Products Corporation (Ovation) of Nashua, NH and Etain Companies, LLC (Etain) 30 Stoneleigh Circle, Watertown, MA 02472.

1. Term: This agreement shall commence January 1, 2005 and terminate after four months on April 30, 2005.

2. Nature of the Relationship and Scope of Services: Under this agreement, Etain shall provide general consulting and strategic services for and at the direction of Ovation. Ovation shall provide specific guidance as to the priorities on which it wishes Etain to focus. These areas on which Etain shall provide assistance may include, but shall not be limited to: strategic alliances, presentations, governmental organizations, environmental groups, real estate issues, and press relations. Etain shall not be called upon to act as a lobbyist of any state or federal entity.

3. Fees: In consideration of its efforts, Etain shall receive ten thousand dollars per month, payable on the first of each month. . In addition, Etain shall receive three thousand shares of Ovation Stock on a monthly basis in a cumulative manner under the existing employee stock option program.

4. Entire Agreement: Should any term or provision hereof be deemed invalid, void, or unenforceable either in its entirety or in a particular application, the remainder of the Agreement shall nonetheless remain in full force and effect. This Agreement shall be binding upon and inure to the benefit of the respective parties and their permitted assigns and successors in interest. The previous agreement between these two parties shall be deemed to have expired as of Jan 1, 2005.

5. Exclusivity and Confidentiality: Both parties acknowledge that this relationship is non-exclusive and agree that any and all information emanating from the other's business in any form, and any methods, strategies, technology, alliances and contacts is "Confidential and Proprietary Information", the disclosure of which would be harmful to the business interests of each party. Both parties agree that they will not, during or after the term of this Agreement, permit the duplication or disclosure of any such Confidential and Proprietary Information to any person (other than an employee, agent or representative of the other party who must have such information for the performance of its obligations hereunder) nor shall one party make use of the other's "Confidential and Proprietary Information" for their own purposes or for the benefit of any person, firm, corporation or other entity than the party owning such information. "Confidential and Proprietary Information" shall not include information, which at the time of disclosure, is in the public domain.

6. Indemnification: Ovation agrees to indemnify and hold Etain harmless for claims, actions, threats, damages, injuries or losses arising out of Ovation's provision of its products to users and compliance with all applicable laws, pursuant to this Agreement.

7. Notices: All notices or other communications sent pursuant to this Agreement shall be in writing and shall be delivered in hand or sent by facsimile transmission or email with subsequent written confirmation. Such notice shall be deemed to have been given or made upon delivery, if delivered personally or three business days after mailing via regular mail or one business day if delivered by an overnight courier.

8. Governing Law: This agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to choice of law principles.




In witness whereof, the parties have read, had the opportunity to discuss the terms and caused this Agreement to be executed and do each hereby warrant and represent that their respective signatory whose signature appears below has been and is on the date of this Agreement duly authorized by all necessary and appropriate corporate action to execute this Agreement.

Ovation Products Corporation         Etain, LLC

By /s/ William Zebuhr                By /s/ Warren Tolman
Printed Name:  William Zebuhr        Printed Name:  Warren Tolman
Title:  CEO                          Title:  President
Date: January 25, 2005               Date: January 25, 2005